EXHIBIT 8

[KMZR LETTERHEAD]

March 10, 2005

Earle M. Jorgensen Company

10650 Alameda Street

Lynwood, California 90262

Re:	Reorganization of Earle M. Jorgensen Holding Company, Inc.

Ladies and Gentlemen:

We have been retained as special tax counsel by the Board of Directors of Earle M. Jorgensen Holding Company, Inc., a Delaware corporation (“Parent”), to represent Parent and its subsidiaries and to render this opinion in connection with the anticipated merger of Parent with and into EMJ Metals LLC, a Delaware limited liability company (“Merger Sub”), which is a wholly-owned subsidiary of Earle M. Jorgensen Company, a Delaware corporation (“Operating”), which is a wholly-owned subsidiary of Parent (the “Transaction”). The Transaction is described in the Registration Statements of Operating on Form S-4 (File Number 333-111882) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on January 13, 2004 and amended on April 8, 2004, December 22, 2004, February 11, 2005, and March 8, 2005 under the Securities Act of 1933, as amended (the “Act”). The Registration Statement includes the joint proxy statement/prospectus of Parent and Operating (the “Proxy Statement/Prospectus”). Unless otherwise indicated, capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement and Plan of Merger and Reorganization made by and among Parent, Operating, and Merger Sub, dated as of December 17, 2004, amended as of January 28, 2005, and further amended as of March 3, 2005 (the “Merger Agreement”) or, if not defined in the Merger Agreement, as defined in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Merger Agreement, the Registration Statement, the tax representation letter of even date herewith delivered to us by Parent, Operating and Merger Sub (the “Tax Representation Letter”), and such other documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion and are relying on the Tax Representation Letter and such other documents and records, without any independent investigation thereof. In addition, in connection with rendering this opinion we have assumed, without any independent investigation or review thereof, that:

1.	The Transaction will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver or modification of any material terms or conditions;

2.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be by the effective time of the Merger (the “Effective Time”) duly and validly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof;

3.	All representations, warranties and statements made or agreed to by Parent, Operating, Merger Sub, their managements, employees, officers, directors or shareholders in connection with the Transaction, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letter, are true and accurate at all relevant times;

4.	Any representations or warranties made “to the knowledge” or based on the belief of Parent, Operating or Merger Sub or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification;

Earle M. Jorgensen Company

March 10, 2005

5.	All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letter will be performed without waiver or modification of any material provision thereof; and

6.	The federal income tax and financial accounting consequences of the Transaction will be reported by Parent, Operating, and Merger Sub in a manner consistent with the Transaction being treated as a reorganization described in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion is based upon the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion we are only expressing our views as to the federal income tax laws of the United States of America.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we hereby confirm to you the opinions and statements attributed to us in the section of the Proxy Statement/Prospectus entitled “Federal Income Tax Consequences,” subject to all the statements, representations and assumptions accompanying such opinions and statements. In particular, we are of the opinion that, under current U.S. federal income tax law, if the Transaction is consummated in accordance with the Merger Agreement, then the Transaction will, for U.S. federal income tax purposes, qualify as a reorganization pursuant to Section 368(a) of the Code and that each of Parent and Operating will be a party to such reorganization within the meaning of Section 368(b) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.	Our opinion concerning certain of the federal tax consequences of the Transaction is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Transaction, including any transaction undertaken in connection with the Transaction. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Transaction. In particular, we express no opinion regarding:

(a)	whether and the extent to which any stockholder who has provided or will provide services to the Parent, Operating or Merger Sub will have compensation income under any provision of the Code;

(b)	the effects of such compensation income, including, but not limited to, the effect upon the basis and the holding period of the Operating stock received by any such stockholder in the Transaction;

(c)	the potential application of the “disqualifying disposition” rules of Section 421 of the Code to dispositions of the Operating stock;

(d)	the effects of the Transaction on any pension or other employee benefit plan maintained by Parent or the Company;

(e)	the potential application of the “golden parachute” provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or Sections 108, 305, 306, 357 and 424 of the Code, or the regulations promulgated thereunder;

(f)

the survival and/or availability, after the Transaction, of any of the federal income tax attributes or elections of Operating or Parent (including, without limitation, foreign tax credits or net operating

Earle M. Jorgensen Company

March 10, 2005

loss carryforwards, if any, of Operating or Parent), after application of any provision of the Code, as well as the Regulations promulgated thereunder and judicial interpretations thereof;

(g)	the basis of any equity interest in Parent acquired by Merger Sub in the Transaction; and

(h)	the tax consequences of the Transaction (including the opinion set forth above) as applied to holders of options or warrants to purchase Parent stock or that may be relevant to particular classes of Parent stockholders and/or holders of options or warrants for Parent stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

2.	No opinion is expressed as to the Transaction if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

3.	No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Transaction. In reviewing this opinion, you should be aware that the opinion set forth above represents only our best judgment as to the federal income tax consequences of the Transaction and is not binding on the Internal Revenue Service (“IRS”) or any court of law, tribunal, administrative agency or other governmental body and there can be no assurance that the IRS or a court of law would agree with our opinion. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel’s best legal judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Furthermore, this opinion is being delivered as of the date hereof, and no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is furnished to you for use in connection with the Registration Statement and may not be utilized for any other purpose and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/    KATTEN MUCHIN ZAVIS ROSENMAN

KATTEN MUCHIN ZAVIS ROSENMAN